CONSENT OF AUTHOR

Qingping Deng, Ph. D., C.P.Geol.
Vice President
Behre Dolbear & Company (USA), Inc.
600 Seventeenth Street, Suite 2100 South
Denver, Colorado 80202 USA
deng@dolbear.corn

US Securities and Exchange Commission:

“I consent to the statements attributed to me respecting the technical report entitled “Technical Report on the Campo Morado Project, Guerrero State, Mexico" dated June 2005 and the report entitled "Technical Report on the Campo Morado Project and Update on Metallurgy and Mineral Resources in the Reforma, Naranjo and El Rey Deposits, Guerrero State, Mexico" dated September 2005 included in the registration statement on Form 20-F, dated June 23, 2006, filed by Farallon Resources Ltd. with the United States Securities and Exchange Commission.”

I do hereby consent to the filing with the regulatory authorities.

Dated this 26 day of June 2006.

/s/ Qingping Deng

Qingping Deng, C.P.Geol.
Vice President
Behre Dolbear & Company (USA), Inc.